AMCAP Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$53,808
Class B	$0
Class C	$0
Class F1	$6,172
Class F2	$5,015
Total	$64,995
Class 529-A	$2,302
Class 529-B	$0
Class 529-C	$0
Class 529-E	$44
Class 529-F1	$191
Class R-1	$0
Class R-2	$0
Class R-3	$660
Class R-4	$1,951
Class R-5	$5,700
Class R-6	$6,260
Total	$17,108

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0720
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0741
Class F2	$0.1241
Class 529-A	$0.0701
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0240
Class 529-F1	$0.1103
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0204
Class R-4	$0.0763
Class R-5	$0.1249
Class R-6	$0.1359

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	725,306
Class B	19,145
Class C	58,069
Class F1	83,636
Class F2	46,485
Total	932,641
Class 529-A	35,402
Class 529-B	2,532
Class 529-C	9,573
Class 529-E	1,944
Class 529-F1	1,997
Class R-1	2,828
Class R-2	21,021
Class R-3	32,515
Class R-4	25,811
Class R-5	41,714
Class R-6	61,824
Total	237,161

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.78
Class B	$19.77
Class C	$19.60
Class F1	$20.69
Class F2	$20.83
Class 529-A	$20.68
Class 529-B	$19.73
Class 529-C	$19.74
Class 529-E	$20.41
Class 529-F1	$20.73
Class R-1	$19.94
Class R-2	$19.92
Class R-3	$20.48
Class R-4	$20.67
Class R-5	$20.90
Class R-6	$20.86